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                     [LETTERHEAD OF HOWARD, DARBY & LEVIN]




                                                                    May 20, 1998


Eagle-Picher Holdings, Inc.
Suite 500
250 East Fifth Street
Cincinnati, Ohio 45202

Ladies and Gentlemen:


     In connection with the registration under the Securities Act of 1933, as amended (the "Act"), pursuant to the Registration Statement (No. 333-49971) on Form S-4 (the "Registration Statement") filed with the Securities and Exchange Commission, of (a) 14,191 shares of 11 3/4% Series B Cumulative Redeemable Exchangeable Preferred Stock (the "Series B Preferred Stock") of Eagle-Picher Holdings, Inc., a Delaware corporation (the "Company") and (b) $141,910,000 aggregate principal amount of 11 3/4% Exchange Debentures due 2008 of the Company (the "Exchange Debentures" and, together with the Series B Preferred Stock, the "Securities"), we have reviewed such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion, including the Certificate of Designations, Preferences and Rights of 11 3/4% Series A Cumulative Redeemable Exchangeable Preferred Stock and 11 3/4% Series B Cumulative Redeemable Exchangeable Preferred Stock (the "Certificate of Designation") and the Exchange Debentures Indenture among the Company and The Bank of New York, as Trustee in the form filed with the Registration Statement
(the "Exchange Debentures Indenture").

     Upon the basis of such examination and subject to the foregoing assumptions, we advise you that, in our opinion, (i) when the Registration Statement has become effective under the Act, and the certificates evidencing the Series B Preferred Stock have been duly executed and countersigned in accordance with the Certificate of Designation and issued in exchange for the 11 3/4% Series A Cumulative Redeemable Exchangeable Preferred Stock (the "Series A Preferred Stock" and, together with


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Eagle-Picher Holdings, Inc.                                                  -2-


the Series B Preferred Stock, the "Preferred Stock") previously issued by the Company in accordance with the exchange offer contemplated by the Registration Statement, and assuming compliance with the Act, the Series B Preferred Stock will be validly issued, fully paid and nonassessable, and (ii) the Exchange Debentures, if issued, when duly executed and authenticated in accordance with the Exchange Debentures Indenture and issued in exchange for Preferred Stock previously issued by the Company, and assuming compliance with the Act, will constitute the valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors' rights, to general equity principles, and to the qualification that we express no opinion with respect to the waivers contained in
Section 4.04 of the Exchange Debentures Indenture.


         We are members of the bar of the State of New York. We do not purport to be experts in, and we do not express any opinion on, any laws other than the law of the State of New York, the Delaware General Corporation Law and the Federal law of the United States of America.

         We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the heading "Legal Matters" in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.




                                             Very truly yours,

                                            /s/ Howard, Darby & Levin


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